                                                                  EXHIBIT 4.7

                   SECOND AMENDMENT OF ACCUSTAFF INCORPORATED
                        NON-EMPLOYEE DIRECTOR STOCK PLAN


         WHEREAS, the Board of Directors of AccuStaff Incorporated (the "Company") adopted and the stockholders approved the Non-Employee Director Stock Plan (the "Director Plan") on December 29, 1993;

         WHEREAS, the purpose of the Director Plan is to provide an incentive and reward to the Company's non-employee directors; and

         WHEREAS, the Board of Directors of the Company approved an amendment to the Company's Director Plan (the "Second Amendment"), and recommended that it be approved by the stockholders;

         NOW, THEREFORE, the Director Plan is hereby amended as follows:

         1. Defined Terms. Initially capitalized terms used in this Second Amendment, which are not otherwise defined by this Amendment, are used with the same meaning ascribed to such terms in the Director Plan.

         2.      Amendment.

                 a.       Section 5.1 is amended to read as follows:

                 5.1      a.      On the date on which a Participant is first
                 elected or appointed as a Director of the Company during the existence of the Plan, such Participant shall automatically be granted a non-qualified Option to purchase 60,000 Shares (an "Initial Grant").

                          b. Each year on the date on which a Participant is reelected as a Director of the Company during the existence of the Plan, such Participant shall automatically be granted a non-qualified Option to purchase 20,000 Shares (an "Annual Grant").

                          c. The maximum number of Shares granted to a Participant serving as a Director of the Company prior to the Company's 1996 annual meeting of stockholders shall not exceed 160,000 during the lifetime of his service to the Company.
                 The maximum number of Shares granted to a Participant first elected a Director of the Company on or after the Company's 1996 annual meeting of stockholders shall not exceed 100,000 during the lifetime of his service to the Company.

                 b.       Section 6.1 is amended to read as follows:

         6.1 The aggregate number of Shares which may be issued under the Plan shall be 600,000.

                 c.       Section 7.1(a) is amended to read as follows:

         (a) Number of Shares. Each Initial Grant Agreement shall state that it pertains to 60,000 Shares. Each Annual Grant Agreement shall state that it pertains to 20,000 Shares.

                 d.       Section 7.1(h) is amended to read as follows:

         (h) Vesting Schedule. An Option may not be exercised prior to the date it is vested. Each Initial Grant shall be subject to a vesting schedule which will provide that 20% of the total Shares subject to the Option shall vest on each of the first five (5) anniversaries of the Effective Grant Date. Each Annual Grant shall be subject to a vesting schedule which will provide that 33 1/3% of the total Shares subject to the Option shall vest on each of the first three (3) anniversaries of the Effective Grant Date.

         3. Effectiveness. This Amendment shall not become effective unless and until such provisions are approved by at least a majority vote of the holders of the outstanding capital stock of the Company present, or represented, and entitled to vote on such matter at a meeting of shareholders duly called and convened within one year following the date hereof.

         4. Approval. Except as hereinabove amended and modified, the Director Plan is approved without further modification or amendment.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of June 21, 1996, effective as of May 13, 1996, in accordance with
Section 8 of the Director Plan and the authority provided by the Director Stock Plan Committee and the Board of Directors.

                                        ACCUSTAFF INCORPORATED



                                        By    /s/ Derek E. Dewan
                                           -----------------------------------
                                        Name:   Derek E. Dewan
                                        Title:  Chariman of the Board,
                                                President and Chief Executive
                                                Officer


                                     - 2 -